Exhibit 99.(a)(5)(iii)

Contact:

Rick Carlson

Chief Executive Officer, ProUroCare Medical, Inc.

(952) 476-9093

rcarlson@prourocare.com

Jeff Elliott

Halliburton Investor Relations

(972) 458-8000

jelliott@halliburtonir.com

ProUroCare Medical Inc. Announces Closing on $1.6 Million
Warrant Replacement Offering

EDEN PRAIRIE, MN, November 13, 2009 — ProUroCare Medical Inc. (OTCBB: PUMD, PUMDU, PUMDW) today announced the successful completion of its tender offer to holders of certain outstanding warrants, resulting in gross proceeds to the Company of $1.6 million.  Under the offer, the terms of the warrants were temporarily modified so that holders who exercised their warrants by November 6, 2009 would receive, in addition to the shares of common stock purchased upon exercise, an equal number of three-year replacement warrants.  The replacement warrants are exercisable at $1.30 per share and may be called at ProUroCare’s discretion at any time after the last sales price of its common stock equals or exceeds $4.00 per share for ten consecutive trading days.  Warrants to purchase more than 1.2 million shares were tendered pursuant to the offer.  Proceeds from the offering are to be used to accelerate certain technology enhancements and design improvements to the Company’s ProUroScan product and expand the number of ProUroScan system placements for clinical studies, as well as for working capital, operating expenses and other general corporate purposes.

About ProUroCare Medical Inc.

ProUroCare Medical Inc. is a publicly traded company engaged in the business of creating innovative medical imaging products and technologies.  The company’s current focus is the ProUroScan prostate imaging system, which is used to map abnormalities of the prostate detected by DRE.  Based in Minneapolis, Minnesota, ProUroCare is traded on the OTCBB market.

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Safe Harbor Statement

This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are not guarantees of ProUroCare’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause ProUroCare’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of ProUroCare to find adequate financing to complete the development of its products; the high level of secured and unsecured debt incurred by ProUroCare; the dependence by ProUroCare on third parties for the development and manufacture of its products; and other risks and uncertainties detailed from time to time in ProUroCare’s filings with the Securities and Exchange Commission including its most recently filed Form 10-K and Form 10-Q. ProUroCare undertakes no duty to update any of these forward-looking statements.